Exhibit 10.4

SECOND AMENDMENT

TO

EXECUTIVE MANAGEMENT PERFORMANCE INCENTIVE EQUITY PLAN

THIS AMENDMENT is made this 13th day of March, 2012, by Cliffs Natural Resources Inc. (the “Company”).

WITNESSETH:

WHEREAS, the Company, with the approval of the Company’s Board of Directors (“Board”) on March 13, 2012, but contingent upon receiving approval of the Company’s shareholders at the Annual Meeting of Shareholders held on May 8, 2012, and the approval of the Company’s shareholders on May 8, 2012, adopted the Cliffs Natural Resources Inc. 2012 Executive Management Performance Incentive Plan (the “2012 Plan”); and

WHEREAS, it is the desire of the Company and the Board to discontinue the issuance of any new awards under the Executive Management Performance Incentive Plan effective as of January 1, 2007, as amended (the “Plan”), as shareholder approval of the 2012 Plan has been obtained;

WHEREAS, the Board has the power to amend or discontinue the Plan pursuant to Section 12 thereof;

NOW, THEREFORE, effective as of May 8, 2012, the Board hereby amends the Plan as follows:

(1)    Section 12 to the Plan is amended by adding at the end thereof the following new sentence:

“Pursuant to the foregoing authority, this Plan shall terminate on May 8, 2012; provided, however, all Awards outstanding on such date shall continue in full force and effect in accordance with the terms and conditions of the Awards and the provisions of the Plan in effect immediately prior to such date of termination.”

(2)    Capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Plan.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed as the date first written above.

CLIFFS NATURAL RESOURCES INC.

BY:	/s/ James Michaud
James Michaud Senior Vice President, Human Resources